                                  CONFIDENTIAL

                               SEVERANCE AGREEMENT


                  This SEVERANCE AGREEMENT is executed by U. S. Interactive, Inc. (hereinafter referred to as "USI") and Larry W. Smith (hereinafter referred to as "Smith").

                                   WITNESSETH:

                  WHEREAS, Smith is currently an employee and a director of USI; and

                  WHEREAS, Smith has agreed to resign from his employment with USI and USI has agreed to accept Smith's resignation;

                  NOW THEREFORE, in consideration of the obligations of the parties hereto, and other consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Resignation. USI and Smith hereby agree that as of this date Smith is no longer employed by USI and that Smith does hereby resign as of this date from all officer positions of USI and all USI affiliates. Smith hereby agrees to resign from his position as a director of USI if he at any time becomes an employee, partner, officer, director, consultant, agent, lender, or a 3% or greater stockholder, of any entity set forth on Exhibit A or Exhibit A-1.

                  2. Severance Compensation: USI shall pay to Smith the sum of One Hundred Thirty - one Thousand Two Hundred Fifty Dollars ($131,250). This sum will be paid in equal periodic payments throughout the next nine (9) months, in accordance with USI's normal payroll disbursements, or at such earlier times at the discretion of USI. These payments are to be made irrespective of any other employment Smith may obtain. USI will make state and federal tax deductions, social security deductions, and all other appropriate deductions from these severance payments and any other payments hereunder. If Smith breaches any obligation set forth in this document or in the agreements referred to in
Section 6, and if such breach is curable and is not cured within ten (10) days after Smith is aware of such breach or receives notice of such breach, whichever is earlier, all payments set forth in this section and the benefits and insurance coverages set forth in Section 5 will immediately terminate.

                  3. Vacation Compensation: In addition to the compensation described in Section 2 above, USI shall pay to Smith compensation for his accrued, unused vacation in the amount of Twelve Thousand One Hundred Fifteen Dollars ($12,115), less all appropriate deductions, at the next scheduled payroll.

                  4. Stock Options: Smith may exercise his 51,948 currently vested options for shares of USI stock during the period of ninety (90) days immediately after the date hereof. All options for shares not vested as of this date (11,103 exercisable on 1/1/00) are deemed to be vested immediately upon execution by Smith and USI of this Agreement and are exercisable for a period of ninety (90) days immediately after the date hereof. The 51,948 options and the 11,103 options are hereinafter referred to as the "Vested Options". Smith must exercise the Vested Options in accordance with the Amended and Restated 1997 U.S. Interactive Stock Option Plan and the Option Agreement dated June 15, 1998. USI and Smith acknowledge that upon execution by Smith and USI of this Agreement that Smith has 63,051 Vested Options at an exercise price of $3.85 per option.

                  5. Insurance and Other Benefits: USI will continue at USI's sole expense Smith's existing coverage for health, life, disability and dental care for a period of nine (9) months after the date hereof. Thereafter, Smith will be eligible to continue his coverage in accordance with applicable law. USI will provide Smith information regarding his eligibility for such benefits and his obligations pursuant to applicable law including, without limitation, COBRA. Smith understands and agrees that following the nine (9) month period, he will be solely responsible for making any applicable premium payments. USI shall reimburse Smith for auto expenses up to a maximum of $700 per month, in accordance with the reimbursement practices of USI until final payment of the severance compensation set forth in Section 2.

                  6. Existing Agreements. Smith does hereby affirm his obligations under and agrees that he remains subject to (i) the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement executed by him on June 28, 1996, as modified by Exhibit B attached hereto; (ii) the Amended and Restated Investors' Rights Agreement dated as of September 22, 1998; and (iii) the Amended and Restated Stockholders' Agreement (both individually and as a voting trustee) dated as of September 22, 1998.

                  7. Release. Except for the obligations of USI set forth in this Agreement, Smith does hereby remise, release and forever discharge USI, and each of USI's past and present divisions, subsidiaries, parents, predecessors, and, in a corporate capacity and as an individual, each of USI's past and present directors, officers, shareholders, agents and employees, and USI does hereby remise, release and forever discharge Smith (except with respect to the obligations of Smith under: this Agreement; the Amended and Restated 1997 U.S. Interactive Stock Option Plan and any option agreements; the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement executed by Smith on June 28, 1996 , as modified by Exhibit B attached hereto; the Amended and Restated Investors' Rights Agreement dated as of September 22, 1998, as amended from time to time, and the Amended and Restated Stockholders' Agreement (both individually and as a voting trustee) dated as of September 22, 1998) as amended from time to time, from any and all manner of actions, causes of action, suits, debts, accounts, contracts, agreements, controversies, which Smith (in the case of USI) and USI (in the case of Smith) ever had, now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind whatsoever that arose or occurred prior to the date hereof, whether or not now known, including but not limited to any action, cause of action, suit, debt, account, contract, agreement, controversy, judgment, damage, claim, liability and demand of any nature whatsoever, arising out of, relating to or based upon, in whole or in part:

                           (a) Smith' employment with USI and any compensation
arrangements related thereto, including vacation, sick time, and any options (excluding the Vested Options) granted or to be granted to Smith by USI;

                           (b) Any act, transaction, practice or conduct arising
or occurring prior to the date hereof, which is actionable, or claimed to be actionable, under any statutory or common law of the United States or any state thereof;

                           (c) Any effect which existed or occurred, or
presently exists, or may in the future exist or occur, as a result of any act, transaction, practice or conduct that occurred prior to the date hereof;

                           (d) All claims arising from or during Smith's
employment by USI or as a result of the termination of Smith's employment, and all claims arising under federal, state or local laws or regulations prohibiting employment discrimination based upon age, race, sex, religion, handicap, disability, national origin or any other protected characteristic, including, but not limited to, any and all claims arising under the laws of the State of New York (including, without limitation, the New York Human Rights Law and the New York Labor Law, and the New York Payment of Wages Law), the laws of the State of Delaware (including, without limitation, the Delaware Wage Payment and Collection Law), the Age Discrimination in Employment Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Employee Retirement Income Security Act ("ERISA"), and/or claims growing out of any legal restrictions, expressed or implied, on USI's right to control or terminate the employment of its employees; and

                           (e) Any other act, transaction, practice or conduct
whatever that occurred prior to the date hereof, whether or not Smith or USI presently has knowledge of the acts, transactions, practices, conduct or other matters covered herein (all of the foregoing, hereinafter "Claims").

         Smith hereby acknowledges that insofar as the Claims that are subject to release include any Claim arising under the federal Age Discrimination in Employment Act, as amended ("Age Discrimination Claim"), the following terms apply:

                           a. Smith has been advised in writing to consult with
an attorney prior to agreeing to and signing this Severance Agreement.

                           b. Smith has been advised that he has a period of 21
days within which to consider the terms of this Severance Agreement prior to signing this Severance Agreement; however, Smith may voluntarily choose to sign prior to the end of the 21-day period.

                           c. Smith has been advised that he has a period of 7
days immediately following his signing of this Severance Agreement to revoke this Severance Agreement and the release contained herein and that any such revocation must be in writing, signed by Smith, and hand delivered during the revocation period to the Chief Operating Officer of USI.

                           d. Smith agrees not to exercise all or any part of
the Vested Options for a period of eight (8) days following Smith's execution of this Agreement.

         If Smith chooses to exercise his right during the Revocation Period to revoke this Severance Agreement, then, in order to place USI and Smith in the positions they were in prior to the Severance Agreement, Smith shall, within 24 hours of the revocation, return to USI all amounts paid to Smith, if any, pursuant to this Severance Agreement and any other benefits whatsoever conferred upon Smith in this Severance Agreement, including the acceleration of any vesting or exercisability provisions relating to options referred to herein. Smith shall take all required steps, including execution of such documents as may be required by USI to effectuate such return of payments and other consideration. Upon such timely return of such payments and other consideration, Smith shall reserve whatever rights and claims he held prior to this Severance Agreement.

         Exclusions. Notwithstanding the foregoing, nothing in this Severance Agreement shall operate, or shall be construed or interpreted, as a release, acquittal, discharge or waiver of any of the following, and none of the following shall be included in the claims that are the subject of the release contained in this Severance Agreement:

                           a. Such rights of Smith which are unconditionally
vested in him as of the date hereof under the terms of the employee welfare benefit plans of USI (medical, dental and disability insurance plans, life insurance, and 401(k) plan), Smith hereby acknowledging that all such rights shall be provided only in accordance with, and subject to, the terms and provisions of the relevant plans as in effect from time to time which are applicable to Smith.

                           b. The right of Smith and his dependents to the
continuation of health care coverage for nine (9) months as specified in Section 5 hereof, and subject to, applicable law, including, without limitation, COBRA, of which Smith understands he will be notified after the date hereof. Smith hereby acknowledges that such rights are subject to Smith's timely exercise and that all payments subsequent to such nine (9) month severance period for any such continued health care coverage will be paid by him.

                           c. Smith's right to reimbursement of business
expenses incurred through the date hereof, in accordance with and subject to the normal reimbursement procedures of USI, provided that in order for a request to be eligible for reimbursement it must be submitted on or before forty-five (45) days after the date hereof.

                           d. Any right which Smith now has or may have to claim
indemnity (including advancement of expenses) for liabilities in connection with his activities as a director, officer or employee of USI pursuant to the terms of any applicable statute, under any insurance policy, or pursuant to the certificate of incorporation or bylaws of USI.

         Smith hereby confirms that: (a) his execution of the release contained in this Severance Agreement is a material inducement to USI for entering into this Severance Agreement and making the payments at the time called for herein;
(b) Smith has had the opportunity to consult, and has in fact consulted with legal counsel, concerning this Severance Agreement; (c) no statements, representations or promises have been made to Smith, or relied upon by Smith, in executing this Severance Agreement.

                  8. Covenant Not to Sue. Except for the obligations of USI set forth in this Agreement,, Smith covenants and agrees not to commence or prosecute any action or proceeding against USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents, or employees, or to assert against USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents or employees in any action or proceeding any matter whether or not now known, based upon any act, transaction, practice or conduct of USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents or employees, that occurred prior to the date hereof.

                  9. References. If inquiries are made to USI from prospective employers of Smith or from any other person or entity, the inquiries (whether written or oral) will be referred to Mr. Pulier or another executive mutually agreed upon by Smith and USI, and Mr. Pulier or the other executive will provide only the information contained on Exhibit C attached hereto. If authorized by Smith in writing in advance, USI also will provide a prospective employer any other information mutually agreed upon by Smith and USI.

                  10. Non-Disparagement: Smith agrees that he will not disparage or defame USI and/or its current or former directors, officers, shareholders, and employees, and USI agrees not to, and shall cause its directors, officers and employees not to, disparage or defame Smith.

                  11. Return of USI Property: Smith agrees that as of the execution of this Severance Agreement, he has returned to USI any and all USI property currently in his possession, including, but not limited to, any USI keys, access cards, credit cards, computer equipment, computer tapes and diskettes, documents, manuals, client information, and any other information in either printed or electronic formats which he obtained as a result of or in connection with his employment by USI, with the exception of the items of personal property and computer equipment specified on Exhibit D attached hereto, which shall be Smith's property. Notwithstanding anything to the contrary contained in this Section 11, it is understood and agreed by the parties that Smith has, and in the future will have, in his possession certain information relating to USI solely in his role as a director of USI.

                  12. Special Provisions: USI agrees to grant Smith the following:

                    o Smith's current phone extension and voicemail (to be used without reference to USI) during the nine (9) month period defined in Section 2.
                    o Smith's current USI Email address will be directed during the nine (9) month period to the following Email address:larrysmith@aol.com.
                    o In office storage of Smith's office furniture including his desk, chair and lamps specified on Exhibit D for the nine (9) month period defined in
                           Section 2. USI shall be responsible for the first five hundred dollars ($500) for moving the furniture off the USI premises, and Smith will be responsible for any amounts in excess of five hundred dollars ($500).
                    o The office currently occupied by Smith, or other office in USI's New York location, to reasonably be determined by the New York General Manager, for a period of three months; any relocation from the current office will be with reasonable notice and completed by USI.
                    o Administrative support, not to exceed four hours per week, for a period of three months.

                  13. Confidentiality: The parties hereto agree that it is the intent of the parties to maintain the complete confidentiality of this Severance Agreement and the negotiations leading to this Severance Agreement. Therefore, the parties agree that they will not publicize, and will take all prudent steps to ensure the confidentiality of this Severance Agreement. The only comment the parties will make about Smith's resignation from USI is detailed in the attached Exhibit C, that he resigned voluntarily, and that all matters relating to his employment with USI have been resolved to the mutual satisfaction of the parties. Notwithstanding the terms of this Section, Smith will be entitled to disclose the terms of this Severance Agreement as may be required by law ,and to his lawyers, tax advisors, accountants, and immediate family on the condition that those to whom such disclosure is made also will be bound by the terms of this Section, and USI shall be permitted to disclose the terms of this Severance Agreement as required by law.

                  14. No Admission of Fault: Smith and USI agree that their willingness to enter into this Severance Agreement does not constitute, and is not to be construed as, any admission of liability or fault on the part of Smith or USI.

                  15. Jurisdiction. Any action, suit or proceeding arising out of or relating to this Agreement or any other agreement executed in connection herewith shall be litigated exclusively in the Courts of the Commonwealth of Pennsylvania. Each of the parties hereto hereby irrevocably and unconditionally
(A) submits to the jurisdiction of the Pennsylvania Courts, (B) waives, and agrees not to plead or to make, any objection to the venue of any proceeding in the Pennsylvania Courts, (C) waives, and agrees not to plead or to make, any claim that any proceeding brought in the Pennsylvania Courts has been brought in an improper or otherwise inconvenient forum, (D) waives, and agrees not to plead or to make, any claim that the Pennsylvania Courts lack personal jurisdiction over him or it, (E) waives their rights to remove any proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute, and (F) understands and agrees that they shall not seek a jury trial or punitive damages in any proceeding based upon or arising out of or otherwise related to this Agreement or any other agreement executed in connection herewith or the breach, termination or validity thereof, and waives any and all rights to any such jury trial or to seek punitive damages. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

                  16. Injunctive Relief ; Acceleration of Payments (a) Each party agrees that any breach of their respective obligations under this Agreement will cause irreparable harm to the other party and that in the event of such a breach the other party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief.

                           (b) In the event it is determined by a court of
competent jurisdiction that USI has breached its obligations to make the required severance payments hereunder, USI shall immediately pay to Smith (i) the amount of such payments and all remaining payments, (ii) the benefits and insurance premiums for coverages required to be provided by USI but not provided, (iii) interest at a rate of ten percent (10%) per annum from the original due date on amounts not paid to Smith, and (iv) all reasonable attorney's fees and costs incurred by Smith in obtaining such a determination.

                  17. No Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  18. Notices. Except as expressly set forth in this Agreement, all notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered to the applicable party at the addresses specified below:

         If to Smith: at the following address, or at such other address as shall be designated by Smith in a written notice to USI complying as to delivery with the terms of this Agreement:

                                    Larry W. Smith
                                    222 West 14th Street, Apt 9E
                                    New York, NY 10011
                                    212-255-1680

        With a copy to:             Benjamin Raphan, Esq.
                                    Tenzer Greenblatt LLP
                                    The Chrysler Building
                                    405 Lexington Avenue
                                    New York, NY 10174
                                    Direct: 212-885-5511

         If to USI: at the following address, or at such other address as shall be designated by USI in a written notice to Smith complying as to delivery with the terms of this Agreement:

                                    U.S. Interactive, Inc.
                                    2012 Renaissance Boulevard
                                    King of Prussia, PA  19406
                                    Phone: (610)  313-9700
                                    Fax: (610) 382-8908
                                    Attn: Chief Operating Officer

         With a copy to:            Lawrence F. Shay, Esquire
                                    Dilworth Paxson LLP
                                    3200 Mellon Bank Center
                                    1735 Market Street
                                    Philadelphia, PA  19103
                                    Phone: (215) 575-7036
                                    Fax: 215-575-7200

         All notices, requests, demands and other communications must be by express overnight courier service, or registered or certified mail return receipt requested, and shall be considered to be delivered three (3) days after dispatch.

                  19. No Transfer of Claim. Smith represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand or cause of action relating to any matter covered by this Agreement.

                  20. Successors and Assigns. This Agreement shall inure to the benefit of USI and its predecessors, successors and assigns and shall be binding upon Smith and his heirs, executors, and administrators. Smith shall not have the right to assign any of his rights hereunder or any interest herein nor delegate any of his duties hereunder.

                  21. Entire Agreement. This Agreement, and the other agreements executed and delivered herewith, constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the subject matter hereof.

                  22. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to choice of laws principles.

                  23. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement under seal on the day and year set forth below.


WITNESS:
---------------------------
                                            By:
                                               -----------------------------
                                                     Larry W. Smith

                                            Date:    February 26, 1999
                                                  --------------------------

                                            U.S. INTERACTIVE, INC.

                                            BY:
                                               -----------------------------
                                            TITLE:
                                                  --------------------------
                                            DATE:     February 26, 1999
                                                  --------------------------

                                    Exhibit A

1.       Agency.com
2.       Organic
3.       Modem Media Poppe Tyson
4.       Proxicom
5.       Magnet
6.       Rare Medium
7.       IXL
8.       CKS/US Web
9.       RazorFish
10.      K2
11.      Renaissance/Neoglyphics
12.      Sapient/Studio Archetype
13.      Viant
14.      Scient
15.      Ogilvy One
16.      Dawin Digital
17.      Thunder House
18.      EDS
19.      Perot Systems
20.      Cambridge Technology Partners
21.      Diamond
22.      All entities set forth on Exhibit A-1
23. Any entity which (prior to Smith becoming an employee, partner, officer, director, agent, lender, consultant, or a 3% or greater stockholder) results from a merger or other combination involving any of the foregoing entities, and any entity which (prior to Smith becoming an employee, partner, officer, director, agent, lender, consultant, or a 3% or greater stockholder) controls, is controlled by, or is under common control with, any of the foregoing entities.

                                   Exhibit A-1


Atlantic Data Services                                      Beacon Application Services Corporation
BISYS Group, The                                            Breakaway Systems (formerly the Counsel group
Cambridge Technology Partners                               Business Data Services, Inc.
Cognizant Technology Solutions                              CoreTech Consulting Group, Inc.
Diamond Technology Partners, Inc.                           CORIO, Inc.
Kenda Systems                                               DARC Development corporation
Registry, Inc., The (Renaissance Worldwide, Inc.)           Decision Technologies, Inc.
TIER Corporation                                            Eggrock Partners, LLC.
Whittman-Hart                                               Eliassen Group
                                                            Elumen Solutions
Benchmarking Partners                                       Greenbrier & Russel
Born Information Services Group                             Greystone Solutions, Inc.
Braun Technology Group                                      ICON Solutions
CIBER, Inc.                                                 Internet Business Advantage
Clarkston-Potomac Group, Inc.                               Inbenta
Cohesibe Network Systems, Inc.                              Keane, Inc.
Collective Technologies                                     Kinderhook Systems
Computer Merchant (The)                                     Lante Corporation
Context Integration, Inc.                                   Logical Design Solutions
Extraprise                                                  Mastech Systems Corporation
Fort Point Partners, Inc                                    METRO Information Services
i-Cube                                                      Naviant Technology Solutions
Inforte Information Technology                              NexGen SI, Inc.
Management Information Consulting, Inc.                     Nims Associates, Inc.
Micro Modeling Associates                                   NobleStar Systems
OneSource Information Services, Inc                         Pencom Web Works
Paragon Computer Professionals, Inc.                        PKS Information Systems
Pencom Systems, Inc.                                        Professional Development Group, Inc.
Saleslink                                                   PSW Technologies, Inc.
Sapient Corporation                                         SCB Computer Technology, Inc.
Scient                                                      Synetics Corporation
SE Technologies                                             Technium, Inc.
Seek Consulting Group                                       Technology Solutions Co. Inc.
Silicon Valley Internet Partners                            TransTech
SPL (Systems Programming, Ltd.)                             TVisions, Inc.
Tanning Technology Corporation                              Unisource Systems, Inc.
Tessera Enterprise Systems, Inc.
The Concours Group                                          Adaptive Consulting Partners LLC
The Revere Group, Inc.                                      Advanced Technology Systems
US Web                                                      Alliance Consulting Group
Biant Corporation (Silicon Balley Internet Partners)        American Management Systems
                                                            Aris Corporation
ACI Corporation                                             Automated Labor (Infolmage)
ADEPT, Inc.
AppNet Systems, Inc.


                                   Exhibit A-1
                                   (Continued)


B&M Associates, Inc.                                        Natural Data
Barra Inc.                                                  NCI Information Systems, Inc.
Beggs Heidt Enterprise Consulting, Inc.                     Net Daemons Associates, Inc.
Blackwell Consulting Services                               NeTegrity
Cambridge Interactive                                       NetGuru systems, Inc.
Circle Strategies, Inc.                                     NetSolbe, Inc.
Computer Management Sciences                                Network Six
Computer Sciences Corporation - Waltham                     New Resources Corp.
COMPUTERPEOPLE, Inc.                                        Nexus Consulting Group
Compuware                                                   Northeast Consulting Resources
Corporate Information Technologies                          Online Enbirons, Inc.
Cotelligent Group, Inc                                      Optimum Consulting
C/bridge Internet Solutions                                 Opus Communications
Daou Systems                                                Osprey Systems, Inc.
Data Processing Resources Corporation                       Pinkerton Computer Consultants, Inc
Database Technologies Corporation                           Polaris Service, Inc
DataEdge, Inc.                                              Predictive Systems, Inc
Dimension Systems, Inc.                                     Premier Systems Integrators, Inc.
Edgewarter Technology, Inc.                                 Orixucin
EDS                                                         Quest Consulting, Inc.
Enterprise Networking Systems, Inc.                         Rare Medium, Inc.
ERP Technologies                                            Razorfish
Executive Alliance                                          ReadyAbout Interactive
First Consulting Group                                      Research Triangle Consultants, Inc.
Free Range Media                                            ReSOURCE PARTNER, Inc.
Granitar Systems, Inc.                                      Resource Support Associates, inc.
Group Cortex, Inc                                           RMS Technologies
Hall, Kinion                                                Rock Island Group
High Technology Solutions                                   Rwd Technologies, Inc
HSO Business Systems, Inc/                                  Semaphore
Hurwitz Group, Inc                                          Sigma Systems, Inc.
Immersive Environments                                      Silverline Industries, Inc.
Information Management Resources                            Snickelways Interactive
INS (international Network Services)                        Soften Systems
Integral Results, Inc.                                      Sullivan and Cogliano Companies (The)
Integrated Information Systems, Inc                         Systems Services Corporation
Integrates Software Specialists, Inc.                       Systems Solutions Group
Integration Associates, Inc.                                Tangent International Computer Consultants, Inc
Interactive Business Systems, Inc.                          The Lab
Jack Martin - Independent Consultant                        The Telluride Group, Inc.
Kanbay Incorporated                                         The Tower Group
LCI Computer Group N>B.                                     US internetworking
Lighthouse Technology Solutions                             Waterstone Consulting
Matrix Resources                                            Web Design Group, Inc.
Maznet Systems, Inc./                                       World Research Advisory
Metzler Group
Modus Media


                                    Exhibit B

         The Employee Non-Disclosure, Assignment of Developments,
Non-Solicitation and Non-Competition Agreement executed by Larry W. Smith on June 28, 1996 is hereby amended as follows:

         Section 3 (iii) is hereby deleted in its entirety and replaced with the following:

(iii) (a) become a partner, officer, director, consultant, agent, lender, employee or 3% or greater stockholder of any entity set forth below; (b) become a partner, officer, director, consultant, agent, lender, employee or 3% or greater stockholder of any of the following entities: Agency.com, Organic, Modem Media Poppe Tyson, Proxicom, Magnet, Rare Medium, IXL, CKS/US Web, RazorFish, K2, Renaissance/Neoglyphics, Sapient/Studio Archetype, Viant, Scient, Ogilvy One, Dawin Digital, Thunder House, EDS, Perot Systems, Cambridge Technology Partners, Diamond; (c) become a partner, officer, director, consultant, agent, lender, employee or a 3% or greater stockholder of any entity which,prior to me becoming an employee, partner, officer, director, agent, lender, consultant, or a 3% or greater stockholder, results from a merger or other combination involving any entity in either (a) or (b) above, or any entity which, prior to me becoming an employee, partner, officer, director, agent, lender, consultant, or a 3% or greater stockholder, controls, is controlled by, or is under common control with, any of the entities in (a) or (b) above; or (d) form an entity which delivers, or as an individual deliver, products or services which are products or services identified in USI's E-Roadmap development plan.


Atlantic Data Services                                      Inforte Information Technology
BISYS Group, The                                            Management Information Consulting, Inc.
Cambridge Technology Partners                               Micro Modeling Associates
Cognizant Technology Solutions                              OneSource Information Services, Inc
Diamond Technology Partners, Inc.                           Paragon Computer Professionals, Inc.
Kenda Systems                                               Pencom Systems, Inc.
Registry, Inc., The (Renaissance Worldwide, Inc.)           Saleslink
TIER Corporation                                            Sapient Corporation
Whittman-Hart                                               Scient
                                                            SE Technologies
Benchmarking Partners                                       Seek Consulting Group
Born Information Services Group                             Silicon Valley Internet Partners
Braun Technology Group                                      SPL (Systems Programming, Ltd.)
CIBER, Inc.                                                 Tanning Technology Corporation
Clarkston-Potomac Group, Inc.                               Tessera Enterprise Systems, Inc.
Cohesibe Network Systems, Inc.                              The Concours Group
Collective Technologies                                     The Revere Group, Inc.
Computer Merchant (The)                                     US Web
Context Integration, Inc.                                   Biant Corporation (Silicon Balley Internet Partners)
Extraprise                                                  ACI Corporation
Fort Point Partners, Inc
i-Cube


                                    Exhibit B
                                   (Continued)

ADEPT, Inc.                                                 B&M Associates, Inc.
AppNet Systems, Inc.                                        Barra Inc.
Beacon Application Services Corporation                     Beggs Heidt Enterprise Consulting, Inc.
Breakaway Systems (formerly the Counsell group              Blackwell Consulting Services
Business Data Services, Inc.                                Cambridge Interactive
CoreTech Consulting Group, Inc.                             Circle Strategies, Inc.
CORIO, Inc.                                                 Computer Management Sciences
DARC Development corporation                                Computer Sciences Corporation - Waltham
Decision Technologies, Inc.                                 COMPUTERPEOPLE, Inc.
Eggrock Partners, LLC.                                      Compuware
Eliassen Group                                              Corporate Information Technologies
Elumen Solutions                                            Cotelligent Group, Inc
Greenbrier & Russel                                         C/bridge Internet Solutions
Greystone Solutions, Inc.                                   Daou Systems
ICON Solutions                                              Data Processing Resources Corporation
Internet Business Advantage                                 Database Technologies Corporation
Inbenta                                                     DataEdge, Inc.
Keane, Inc.                                                 Dimension Systems, Inc.
Kinderhook Systems                                          Edgewarter Technology, Inc.
Lante Corporation                                           EDS
Logical Design Solutions                                    Enterprise Networking Systems, Inc.
Mastech Systems Corporation                                 ERP Technologies
METRO Information Services                                  Executive Alliance
Naviant Technology Solutions                                First Consulting Group
NexGen SI, Inc.                                             Free Range Media
Nims Associates, Inc.                                       Granitar Systems, Inc.
NobleStar Systems                                           Group Cortex, Inc
Pencom Web Works                                            Hall, Kinion
PKS Information Systems                                     High Technology Solutions
Professional Development Group, Inc.                        HSO Business Systems, Inc/
PSW Technologies, Inc.                                      Hurwitz Group, Inc
SCB Computer Technology, Inc.                               Immersive Environments
Synetics Corporation                                        Information Management Resources
Technium, Inc.                                              INS (international Network Services)
Technology Solutions Co. Inc.                               Integral Results, Inc.
TransTech                                                   Integrated Information Systems, Inc
TVisions, Inc.                                              Integrates Software Specialists, Inc.
Unisource Systems, Inc.                                     Integration Associates, Inc.
                                                            Interactive Business Systems, Inc.
Adaptive Consulting Partners LLC                            Jack Martin - Independent Consultant
Advanced Technology Systems                                 Kanbay Incorporated
Alliance Consulting Group                                   LCI Computer Group N>B.
American Management Systems                                 Lighthouse Technology Solutions
Aris Corporation                                            Matrix Resources
Automated Labor (Infolmage)


                                    Exhibit B
                                   (Continued)



Maznet Systems, Inc./                                       World Research Advisory
Metzler Group
Modus Media
Natural Data
NCI Information Systems, Inc.
Net Daemons Associates, Inc.
NeTegrity
NetGuru systems, Inc.
NetSolbe, Inc.
Network Six
New Resources Corp.
Nexus Consulting Group
Northeast Consulting Resources
Online Enbirons, Inc.
Optimum Consulting
Opus Communications
Osprey Systems, Inc.
Pinkerton Computer Consultants, Inc
Polaris Service, Inc
Predictive Systems, Inc
Premier Systems Integrators, Inc.
Orixucin
Quest Consulting, Inc.
Rare Medium, Inc.
Razorfish
ReadyAbout Interactive
Research Triangle Consultants, Inc.
ReSOURCE PARTNER, Inc.
Resource Support Associates, inc.
RMS Technologies
Rock Island Group
Rwd Technologies, Inc
Semaphore
Sigma Systems, Inc.
Silverline Industries, Inc.
Snickelways Interactive
Soften Systems
Sullivan and Cogliano Companies (The)
Systems Services Corporation
Systems Solutions Group
Tangent International Computer Consultants, Inc
The Lab
The Telluride Group, Inc.
The Tower Group
US internetworking
Waterstone Consulting
Web Design Group, Inc.


                                    Exhibit C

                                 Inquiry Script


In reference to Larry W. Smith

Effective February 26, 1999, with the consent and support of the Board of Directors, Larry resigned his position as Chief Executive Officer of US Interactive. Larry remains a significant shareholder and will continue to serve on the Board of Directors to assist in the ongoing success of the company.

Under Larry's leadership, US Interactive has become one of the nation's leading Internet professional services firms with over 200 employees in 5 offices. His strategic insights and activities are responsible for the unique and powerful position as creators of "Electronic Enterprise solutions" supported by a simple product service portfolio under the branded "E-Roadmap (TM)" development plan and proprietary "IVL Methodology (TM)."

In 1994, Larry co-founded US Interactive and served as the CEO and President until July 1998. At that time, concurrent to a merger with Digital Evolution, Larry assumed the CEO-only title, while Eric Pulier (co-founder) became Chairman of the Board, and Richard Masterson (co-founder) assumed the President/COO position.

Larry Smith is an accomplished CEO with a unique blend of business strategy, creative marketing, and Internet technology knowledge and skills. These competencies, along with innovative approaches, entrepreneurial enthusiasm and the ability to squeeze maximum results from limited resources, make him a unique leader in the dynamic, rapidly changing Internet business arena.

Under his leadership US Interactive completed the following significant financial events:

         o        Grew annual revenue over 100% each year from 1994 to 1998.
         o Closed three rounds of Venture Capital funding from investors including Safeguard Scientifics, TL Ventures, and Internet Capital Group.
         o Successfully restructured and repositioned the company annually to sustain growth, fulfill the needs of Clients, and profit from the fluid dynamics of the Internet Industry.
         o        Positioned company for possible IPO.
         o Completed 3 M&A events: Web Access acquisition in June 1996, Mixed Media Works acquisition in June 1997, and merger with Digital Evolution in July 1998.

Upon request by Larry Smith, the Company, unless otherwise restricted by law or due to a "quiet period" restriction, through Eric Pulier, Stephen Zarrilli, Michael Forgash or Robert Keith, will confirm orally that Larry Smith prepared the Company in Summer 1998 for an IPO including hiring of investment bankers and drafting of the S-1 document.

                                    Exhibit C
                                   (Continued)

Larry Smith is also highly visible within the Internet Community, with the following positions and activities among his accomplishments:

         o Served on Board of Directors of the Association of Online Professionals, 1996
         o      Founding Committee of Interactive Marketing Institute, 1996
         o Founding member, and served as Technology Chair, Internet Advertising Bureau, 1996-97
         o Judge, International Advertising Festival, Cannes CyberLions Awards, June 1998
         o      Member, National Council of Mayors, Technology Council, 1998
         o Member, American Association of Advertising Agencies P&G/Fast Summit Development Committee, 1998
         o Featured in numerous industry publications including Fast Company, Adweek, Industry Standard, InfoWeek, and other publications
         o Frequent Speaker and Seminar leader at Industry events including the past 5 Internet World events.

                                    Exhibit D

                             Property Owned By Smith


Equipment and possessions of Larry W. Smith

Equipment whose ownership is transferred from USI to Larry Smith:

         >>     Macintosh Powerbook 3400: TY2825A7KM (Office computer, ownership transferred from USI to Larry W. Smith)
         >>     Macintosh Powerbook 1400: QF6530BX963 (Home computer, ownership transferred from USI to Larry W. Smith)
         >>     Hewlett Packard LaserJet 6MP, #USBB020866 and the interface attachment, HP Jet Direct EX plus, #S674560108: (Office printer, transferred from USI to Larry W. Smith)
         >>     Canon Innova PC, 486DX: 40001254460139 (no value, purchased in
                1994 at start of MasterSmith)
         >>     VCP external harddrive: ZG53407459

Larry Smith's personal possessions currently located and stored at USI/NY office:

         >>     Toshiba 19 inch TV
         >>     Funai VCR
         >>     Macintosh Powerbook 170: FC22202C705 (LWS owned, started
                business with it)
         >>     Macintosh Plus computer
         >>     TI 99/4A antique home computer
         >>     TRS 80 antique home computer
         >>     Commodore 64 antique home computer
         >>     Oak Rolltop desk
         >>     Cherry finished wood desk
         >>     Antique Victrola
         >>     Antique Royal typewriter
         >>     3 folding chairs
         >>     2 Antique wood side chairs
         >>     Antique wood desk chair
         >>     2 Oak file cabinets
         >>     Standard torchier lamp
         >>     2 Antique torchier lamps
         >>     Plant
         >>     4 boxes of miscellaneous files, periodicals, and sundries (no
                USI files)
         >>     Antique mirror
         >>     Misc. photographs and posters